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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-204249 on Form N-14 of our report dated February 17, 2015, relating to the financial statements and financial highlights of the Ave Maria Catholic Values Fund and Ave Maria Opportunity Fund, each a series of Schwartz Investment Trust, appearing in the Annual Report on Form N-CSR of Schwartz Investment Trust for the year ended December 31, 2014, and to the references to us under the headings “Other Information” and “Financial Statements and Experts” in the Information Statement/Prospectus, which are part of such Registration Statement.

Chicago, Illinois
June 17, 2015

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Deloitte Touche Tohmatsu Limited